Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 12, 2006

GeoMet, Inc.

909 Fannin, Suite 3208

Houston, Texas 77010

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our “Appraisal Report on Proved Reserves as of December 31, 2005 on Certain Properties owned by GeoMet, Inc. – Executive Summary”, (our Report), and information taken from our Report in the Amendment No. 2 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about May 12, 2006 and in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Very Truly Yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON